Exhibit 99.1

Cano Petroleum Announces Special Meeting of Stockholders

FORT WORTH, Texas—(BUSINESS WIRE)—Cano Petroleum, Inc. (NYSE Amex: CFW) (“Cano”) today announced that a record date and a special meeting date have been established for Cano’s stockholders to consider and vote upon, among other things, a proposal to adopt the previously announced agreement and plan of merger pursuant to which a wholly-owned subsidiary of Resaca Exploitation, Inc. (AIM: RSX and RSOX) (“Resaca”) will be merged with and into Cano, resulting in Cano becoming a wholly-owned subsidiary of Resaca.

Cano’s stockholders of record as of the close of business on May 21, 2010, are entitled to notice of the special meeting and to vote on the adoption of the merger agreement and other related proposals.  The special meeting is scheduled for Wednesday, June 23, 2010, at 10:00 a.m. CDT in Fort Worth, Texas.  The definitive proxy statement for the special meeting was filed with the Securities and Exchange Commission and was first mailed to stockholders on June 2, 2010.

About Cano

Cano Petroleum, Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States. Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods. Cano trades on the NYSE Amex under the ticker symbol CFW. Additional information is available at www.canopetro.com.

Forward-Looking Statements

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Cano intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Cano’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano to obtain additional capital, and other risks and uncertainties described in Cano’s filings with the Securities and Exchange Commission. The historical results achieved by Cano are not necessarily indicative of its future prospects. Cano undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

Cano Petroleum, Inc.

Ben Daitch, 817-698-0900

Chief Financial Officer

info@canopetro.com